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                                    EX-99.B13

                             SUBSCRIPTION AGREEMENT


     The Northwestern Mutual Life Insurance Company (the "Company") hereby subscribes for 10,800 shares of the capital stock of Mason Street Funds, Inc. ("MSF"), par value $.001 per share, consisting of 1,200 Class A shares of each of the nine series of MSF: Aggressive Growth Stock Fund, International Equity Fund, Growth Stock Fund, Growth and Income Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Municipal Bond Fund and Select Bond Fund. The Company agrees to pay therefor, on the issuance of such stock, the sum of $10.00 per share of capital stock, in the total amount of $108,000, at such time as the President of MSF may, by notice, require but in no event later than March 31, 1997.

     The Company hereby represents that, subject to any requirement of law that the disposition of its property shall at all times be within its control, such shares of the capital stock of MSF are being acquired for investment and not with a view to resell or otherwise distribute such shares.

     The undersigned acknowledges and understands that shares of MSF will be issued to the undersigned in a private placement and are not currently registered under the Securities Act of 1933 or applicable state securities laws, in reliance by MSF on the representations and warranties made by the undersigned herein. The undersigned agrees not to sell or redeem any of the shares of MSF issued pursuant hereto (the "initial shares") unless there is a registration statement covering such shares then in effect or pursuant to an available exemption from such registration supported by an
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opinion of counsel to such effect.  In addition, the undersigned understands and acknowledges that, if any of the initial shares are redeemed by the undersigned before the deferred organizational expenses of MSF are completely amortized, there shall be deducted from the redemption price payable to the undersigned the pro rata unamortized portion of such expenses attributable to the redeemed shares (based on the ratio that the number of redeemed shares bears to the number of initial shares then outstanding).


                              THE NORTHWESTERN MUTUAL
                              LIFE INSURANCE COMPANY


ATTEST:


                              By:
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Assistant Secretary              President and Chief Executive Officer